UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                           CORVAS INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   221005 10 1
                                 (CUSIP Number)

                                   HOPE FLACK
                                BVF PARTNERS L.P.
                       227 WEST MONROE STREET, SUITE 4800
                             CHICAGO, ILLINOIS 60606
                                 (312) 263-7777
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  JULY 30, 2003
                                  -------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (CONTINUED ON FOLLOWING PAGE(S))

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING
        PERSONS:                                BIOTECHNOLOGY VALUE FUND, L.P.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            DELAWARE
--------------------------------------------------------------------------------

NUMBER OF SHARES   7   SOLE VOTING POWER        0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON   8   SHARED VOTING POWER      0 (SEE ITEMS 2, 5 AND 6)
      WITH

                   9   SOLE DISPOSITIVE POWER   0


                  10   SHARED DISPOSITIVE
                       POWER                    0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING
        PERSONS:                                           INVESTMENT 10, L.L.C.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            ILLINOIS
--------------------------------------------------------------------------------

NUMBER OF SHARES   7   SOLE VOTING POWER        0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON   8   SHARED VOTING POWER      0 (SEE ITEMS 2, 5 AND 6)
      WITH

                   9   SOLE DISPOSITIVE POWER   0


                  10   SHARED DISPOSITIVE
                       POWER                    0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSONS:             BIOTECHNOLOGY VALUE FUND II, L.P.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            DELAWARE
--------------------------------------------------------------------------------

NUMBER OF SHARES  7   SOLE VOTING POWER         0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON  8   SHARED VOTING POWER       0 (SEE ITEMS 2, 5 AND 6)
      WITH

                  9   SOLE DISPOSITIVE POWER    0


                 10   SHARED DISPOSITIVE
                      POWER                     0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSONS:             BVF INVESTMENTS, L.L.C.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            DELAWARE
--------------------------------------------------------------------------------

NUMBER OF SHARES  7   SOLE VOTING POWER         0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON  8   SHARED VOTING POWER       0 (SEE ITEMS 2, 5 AND 6)
      WITH

                  9   SOLE DISPOSITIVE POWER    0


                 10   SHARED DISPOSITIVE
                      POWER                     0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSONS:             BVF PARTNERS L.P.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)


                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            DELAWARE
--------------------------------------------------------------------------------

NUMBER OF SHARES  7   SOLE VOTING POWER         0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON  8   SHARED VOTING POWER       0 (SEE ITEMS 2, 5 AND 6)
      WITH

                  9   SOLE DISPOSITIVE POWER    0


                 10   SHARED DISPOSITIVE
                      POWER                     0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO.  221005 10 1
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSONS:             BVF INC.

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        [IRS I.D. NUMBER]
--------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)


                                                                         (a) [X]

                                                                         (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (SEE INSTRUCTIONS)                                   N/A
--------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS

        IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                           [ ]
--------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION                            DELAWARE
--------------------------------------------------------------------------------

NUMBER OF SHARES  7   SOLE VOTING POWER         0
  BENEFICIALLY
  OWNED BY EACH
REPORTING PERSON  8   SHARED VOTING POWER       0 (SEE ITEMS 2, 5 AND 6)
      WITH

                  9   SOLE DISPOSITIVE POWER    0


                 10   SHARED DISPOSITIVE
                      POWER                     0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY

        EACH REPORTING PERSON                   0 (SEE ITEMS 2, 5 AND 6)
--------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11)

        EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                           [ ]
--------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED

        BY AMOUNT IN ROW (11)                                                 0%
--------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       IA, CO
--------------------------------------------------------------------------------

ITEM 2.   IDENTITY AND BACKGROUND
-------   -----------------------

       This Amendment No. 5, dated August 8, 2003, to a Schedule 13D ("Schedule 13D") filed by Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF"), Biotechnology Value Fund II, L.P., a Delaware limited partnership ("BVF2"), BVF Investments L.L.C., a Delaware limited liability company ("Investments"), Investment 10, L.L.C., an Illinois limited liability company ("ILL10"), BVF Partners L.P., a Delaware limited partnership ("Partners"), BVF Inc., a Delaware corporation ("BVF Inc."), and, together with Mark N. Lampert, an individual ("Mr. Lampert"), relates to the common stock, par value $0.001 per share (the "Common Stock"), of Corvas International, Inc., a Delaware corporation ( "Corvas"), and is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). BVF, BVF2, Investments, ILL10, Partners, BVF Inc. and Mr. Lampert are collectively referred to herein as the "Reporting Persons."

      This Amendment No. 5 is filed in connection with the disposition of 3,091,429 shares of Common Stock of Corvas by the Reporting Persons in connection with the acquisition of Corvas by Dendreon Corporation ("Dendreon") on July 30, 2003 (the "Acquisition") pursuant to the terms of the Agreement and Plan of Merger, dated February 24, 2003, as amended, by and among Corvas, Dendreon and certain other parties (the "Merger Agreement"). Under the terms of the Merger Agreement, each share of Corvas Common Stock was exchanged for 0.45 of a share of Dendreon common stock. Upon consummation of the Acquisition on July 30, 2003, the Reporting Persons no longer beneficially owned any shares of Corvas Common Stock.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.
-------   ------------------------------------

          Items 5(a), (c) and (e) are hereby amended in their entirety to read as follows:

      (a) As of July 30, 2003, each of BVF, BVF2, Investments, ILL10, Partners and BVF Inc. own zero (0) shares of Corvas Common Stock.

      (b) Not applicable.

      (c) Since the filing of Amendment No. 4 to Schedule 13D on July 10, 2003, BVF Partners L.P. has engaged in the following transactions:

--------------------------------------------------------------------------------
SELLER           TRANSACTION     QUANTITY        TRADE DATE      PRICE
--------------------------------------------------------------------------------
BVF              Sale            10000           07/11/03        2.8554
--------------------------------------------------------------------------------
ILL10            Sale            2000            07/11/03        2.8554
--------------------------------------------------------------------------------
BVF2             Sale            5000            07/11/03        2.8554
--------------------------------------------------------------------------------
Investments      Sale            15000           07/11/03        2.8554
--------------------------------------------------------------------------------
BVF              Sale            1800            07/11/03        2.8499
--------------------------------------------------------------------------------
ILL10            Sale            1000            07/11/03        2.8499
--------------------------------------------------------------------------------
BVF2             Sale            2000            07/11/03        2.8499
--------------------------------------------------------------------------------
Investments      Sale            5000            07/11/03        2.8499
--------------------------------------------------------------------------------
BVF              Sale            6000            07/14/03        2.9620
--------------------------------------------------------------------------------
ILL10            Sale            1000            07/14/03        2.9620
--------------------------------------------------------------------------------
BVF2             Sale            3000            07/14/03        2.9620
--------------------------------------------------------------------------------
Investments      Sale            8000            07/14/03        2.9620
--------------------------------------------------------------------------------
BVF              Sale            5500            07/17/03        2.7968
--------------------------------------------------------------------------------
ILL10            Sale            1000            07/17/03        2.7968
--------------------------------------------------------------------------------
BVF2             Sale            3000            07/17/03        2.7968
--------------------------------------------------------------------------------
Investments      Sale            9000            07/17/03        2.7968
--------------------------------------------------------------------------------
BVF              Sale            12500           07/22/03        2.6814
--------------------------------------------------------------------------------
ILL10            Sale            2000            07/22/03        2.6814
--------------------------------------------------------------------------------
BVF2             Sale            8000            07/22/03        2.6814
--------------------------------------------------------------------------------
Investments      Sale            19000           07/22/03        2.6814
--------------------------------------------------------------------------------
BVF              Sale            8500            07/23/03        2.6903
--------------------------------------------------------------------------------
ILL10            Sale            2000            07/23/03        2.6903
--------------------------------------------------------------------------------
BVF2             Sale            6000            07/23/03        2.6903
--------------------------------------------------------------------------------
Investments      Sale            14000           07/23/03        2.6903
--------------------------------------------------------------------------------
BVF              Sale            37000           07/24/03        2.7381
--------------------------------------------------------------------------------
BVF              Sale            1000            07/29/03        2.8700
--------------------------------------------------------------------------------
Investments      Sale            1000            07/29/03        2.8700
--------------------------------------------------------------------------------

      (d) Not applicable.

      (e) Each of the Reporting Persons ceased to be the beneficial owner of more than five (5) percent of Corvas Common Stock on July 30, 2003.

ITEM 6. CONTRACTS, ARRANGEMENT, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
------    -------------------------------------------------------------

          Item 6 is hereby amended as follows:

          Partners is the general partner of each of BVF and BVF2 pursuant to limited partnership agreements which authorize Partners, among other things, to invest the funds of BVF and BVF2 in shares of the Common Stock and to vote, exercise or convert and dispose of such shares. Pursuant to such limited partnership agreements, Partners is entitled to allocations based on assets under management. Pursuant to an investment advisory agreement with Investments, Partners is authorized, among other things, to invest Investment's funds in shares of the Common Stock and to vote, exercise or convert and dispose of such shares and is entitled to allocations based on assets under management. Pursuant to an investment management agreement with ILL10, Partners and BVF Inc. have the authority, among other things, to invest funds of ILL10 in shares of the Common Stock and to vote, exercise or convert and dispose of such shares. Pursuant to such investment management agreement, Partners and BVF Inc. receive fees based on assets under management and realized and unrealized gains thereon. Partners and BVF Inc. hereby disclaim any beneficial ownership in any shares of Common Stock held by ILL10 and included in this Statement. BVF Inc. is the general partner of Partners and may be deemed to beneficially own securities over which Partners exercises voting and dispositive power. BVF Inc. holds securities for the benefit of third parties, or in customer or fiduciary accounts, in the ordinary course of business without the purpose or effect of engaging in any arrangement subject to Rule 13d-3(b) promulgated under the Exchange Act.

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS.
-------   ----------------------------------

          None

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Date:  August 8, 2003
                                    BIOTECHNOLOGY VALUE FUND, L.P.
                                    By:   BVF Partners L.P., its general partner
                                    By:   BVF Inc., its general partner

                                          By:   /s/ Mark N. Lampert
                                                ------------------------
                                                Mark N. Lampert
                                                President


                                    BIOTECHNOLOGY VALUE FUND II, L.P.
                                    By:   BVF Partners L.P., its general partner
                                    By:   BVF Inc., its general partner

                                          By:   /s/ Mark N. Lampert
                                                ------------------------
                                                Mark N. Lampert
                                                President


                                    BVF INVESTMENTS, L.L.C.
                                    By:   BVF Partners L.P., its manager
                                    By:   BVF Inc., its general partner

                                          By:   /s/ Mark N. Lampert
                                                ------------------------
                                                Mark N. Lampert
                                                President


                                    INVESTMENT 10, L.L.C.
                                    By:  BVF Partners L.P., its attorney-in-fact
                                    By:  BVF Inc., its general partner

                                         By:   /s/ Mark N. Lampert
                                               ------------------------
                                               Mark N. Lampert
                                               President


                                    BVF PARTNERS L.P.
                                    By:   BVF Inc., its general partner

                                          By:   /s/ Mark N. Lampert
                                                ------------------------
                                                Mark N. Lampert
                                                President


                                    BVF INC.

                                    By:   /s/ Mark N. Lampert
                                          --------------------------------
                                          Mark N. Lampert
                                          President